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                                        Glen Mcdonald
                                        303 - 1334  Carderro St.
                                        Vancouver B.C. V6G 2J3

                                        Monday, 23 October 2000

Encore Ventures Inc.
5709 Hudson St.
Vancouver B.C. V6M 2Z2

Dear Sirs:

This letter provides my permission for Encore Ventures Inc.
to use my report and name for any business normal to the Company, including filings as required by various Regulatory
Authorities.


Yours truly,

/s/ Glen Macdonald  P. Geol.

Glen Mcdonald, P. Geol.